Terex Reports Second Quarter 2022 Results

•Sales of $1.1 billion increased 4% year-over-year, 9% on FX neutral basis, driven by strong growth in Materials Processing
•Backlog growth of 51% year-over-year to $3.5 billion
•Operating margin of 9.6% improved sequentially by 220 bps
•EPS of $1.07 on improving price / cost dynamics
•Raising full-year 2022 EPS outlook to $3.80 to $4.20
•Repurchased $61 million of shares in second quarter

Norwalk, CT, August 2, 2022 -- Terex Corporation (NYSE: TEX) today announced its results for the second quarter 2022.

CEO Commentary
“We are pleased with our solid financial performance in the quarter as a result of continued execution of our strategy and relentless focus on delivering for our customers and dealers” said Terex Chairman and Chief Executive Officer John L. Garrison, Jr. “We grew sales 9% when adjusting for FX rates and ended the quarter with backlog of $3.5 billion, an increase of 51% year-over-year, emphasizing sustained strong demand from our customers.”

“We are proud of our execution this quarter amidst global supply chain disruptions and significant inflationary pressures. As a result of the strong performance in the first half of the year we are raising our full year EPS outlook to $3.80 to $4.20. We remain focused on executing our multi-year growth plan and continue to invest in new technologies and products. We were first in the industry to introduce an all-electric bucket truck, supporting aggressive sustainability goals at electric utilities; we acquired ProAll, expanding our concrete product offering; and, we invested in Acculon Energy, accelerating and further advancing Genie battery technology and electrification offerings. Our industry-leading and innovative new products, steady backlog, recognized brands and strong balance sheet position us well to navigate the near-term macro challenges to deliver long-term value."

Second Quarter Operational and Financial Highlights
•Net sales of $1.1 billion in the second quarter of 2022 increased 4%, compared to net sales of $1.0 billion in the second quarter of 2021. The increase was primarily due to improved price realization across all segments and healthy demand for our products which was partially offset by a 5% negative impact from changes in foreign exchange rates.
•Income from operations in the second quarter decreased $18.6 million to $103.9 million, or 9.6% of net sales, compared to $122.5 million, or 11.8% of net sales, in the prior year. Increased pricing did not offset rising costs and the negative impact of foreign exchange rates from the prior year. However, price / cost dynamics have improved sequentially from the first quarter.
•Income from continuing operations of $74.1 million, or $1.07 per share, in the second quarter of 2022, grew 2.5% compared to income from continuing operations of $72.3 million, or $1.02 per share, in the second quarter of 2021.
•Return on invested capital was a solid 17.3% as we continue to invest in the business and return cash to shareholders through share repurchases and dividends.

Business Segment Review

Materials Processing
•Net sales were $480.7 million for the second quarter, up 9.1% or $39.9 million over the prior year, primarily due to price realization and robust end-market demand for aggregates and material handlers in all major geographies. Excluding the impact of foreign exchange rates of approximately $30 million, net sales increased 15.9%.
•Income from operations increased $7.4 million to $79.5 million, or 16.5% of net sales, compared to $72.1 million, or 16.4% of net sales, in the prior year. The increase was due to price realization, higher sales volume and strong expense management partially offset by cost increases, significant inflationary pressures and the negative effects of foreign exchange rate changes.
•Operating margins were up sequentially from Q1 2022 by 230 basis points.

Aerial Work Platforms
•Net sales were $597.7 million for the second quarter, up 0.4% or $2.5 million over the prior year. Excluding the impact of foreign exchange rates of approximately $21 million, net sales increased 4.0%. The increase was primarily due to price realization and higher demand in all major geographies except for China.
•Income from operations decreased $19.0 million to $46.2 million, or 7.7% of net sales, compared to $65.2 million, or 11.0% of net sales in the prior year. Price realization partially offset increased costs as well as the negative effects of foreign exchange rate changes.
•Operating margins were up sequentially from Q1 2022 by 180 basis points. This sequential improvement was the result of strong execution on strict expense management and disciplined pricing actions.

Disciplined Capital Allocation
•As of June 30, 2022, the Company had ample liquidity of $678.3 million.
•Working capital of $893.8 million was 20.7% of trailing three month annualized net sales and reflects higher inventory levels from supply chain disruptions.
•For the year-to-date period, Terex deployed $55.1 million for capital expenditures and growth investments and $23.0 million for debt retirement.
•Terex executed $78.5 million in share repurchases and paid $18.0 million in dividends year-to-date.

CFO Commentary
Julie Beck, Senior Vice President and Chief Financial Officer, said "Our strong balance sheet has allowed us to return approximately $100 million of cash to shareholders year-to-date. The team continues to execute on the strategy of disciplined pricing and expense management to deliver sequential quarterly margin improvement."

2022 Outlook
(in millions, except per share data)

Terex Outlook (1)	INITIAL Outlook	UPDATED Outlook
Net Sales	$4,100 - $4,300	$4,100 - $4,300
SG&A % to Sales	~10.9%	~10.6%
Operating Margin	8.8% - 9.5%	9.1% - 9.6%
Interest / Other Expense	~$45	~$50
Tax Rate	~20.5%	~20.0%
EPS	$3.55 - $4.05	$3.80 - $4.20
Share Count	~71.5	~70.0
Depreciation / Amortization	~$50	~$50
Free Cash Flow (2)	$175 - $225	$150 - $200
Corp & Other OP (3)	~($70)	~($80)

Segment Outlook (1)	INITIAL Outlook		UPDATED Outlook
	Net Sales	Operating Margin	Net Sales	Operating Margin
Materials Processing	$1,800 - $1,900	14.0% - 14.5%	$1,800 - $1,900	14.8% - 15.3%
Aerial Work Platforms	$2,300 - $2,400	7.8% - 8.5%	$2,300 - $2,400	8.0% - 8.5%
(1) Excludes the impact of future acquisitions, divestitures, restructuring and other unusual items
(2) CapEx, Net of Asset Dispositions ~$90 million
(3) 2022 Outlook for Corporate & Other Net Sales of ~$5 million

FX Commentary
•Sales outlook consistent, but seeing increased pricing offset by FX
•Strong price execution ~9% and volume growth ~6% offset by FX (~6%)
•FX impact on EPS is unfavorable ($0.25) vs initial outlook
•Unfavorably impacting free cash flow

Non-GAAP Measures and Other Items

Results of operations reflect continuing operations.  All per share amounts are on a fully diluted basis.  A comprehensive review of the quarterly financial performance is contained in the presentation that will accompany the Company’s earnings conference call.

In this press release, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures.  These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies.  Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses.

The Glossary at the end of this press release contains further details about this subject.

Conference call

The Company has scheduled a conference call to review the financial results on Wednesday, August 3, 2022 beginning at 8:30 a.m. ET. John L. Garrison, Jr., Chairman and CEO, and Julie Beck, Senior Vice President and Chief Financial Officer, will host the call. A simultaneous webcast of this call can be accessed at https://investors.terex.com. Participants are encouraged to access the call 10 minutes prior to the starting time. The call will also be archived in the Event Archive at https://investors.terex.com.

Forward-Looking Statements

Certain information in this press release includes forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995) regarding future events or our future financial performance that involve certain contingencies and uncertainties, including those discussed in our Annual Report on Form 10-K for the year ended December 31, 2021, and subsequent reports we file with the U.S. Securities and Exchange Commission from time to time, in the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Contingencies and Uncertainties.” In addition, when included in this press release the words “may,” “expects,” “should,” “intends,” “anticipates,” “believes,” “plans,” “projects,” “estimates,” “will” and the negatives thereof and analogous or similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statement is not forward-looking. We have based these forward-looking statements on current expectations and projections about future events. These statements are not guarantees of future performance. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those reflected in such forward-looking statements. Such risks and uncertainties, many of which are beyond our control, include, among others:

•our business has been, and could be further, adversely impacted by global health pandemics such as the outbreak of a new strain of coronavirus (“COVID-19”);
•our business is highly competitive and is affected by our cost structure, pricing, product initiatives and other actions taken by competitors;
•we are dependent upon third-party suppliers, making us vulnerable to supply shortages and price increases;
•consolidation within our customer base and suppliers;
•our operations are subject to a number of potential risks that arise from operating a multinational business, including compliance with changing regulatory environments and political instability;
•a material disruption to one of our significant facilities;
•our business is sensitive to government spending;
•our ability to integrate acquired businesses;
•our business is affected by the cyclical nature of markets we serve;
•our need to comply with restrictive covenants contained in our debt agreements;
•our ability to generate sufficient cash flow to service our debt obligations and operate our business;
•our ability to access the capital markets to raise funds and provide liquidity;
•the financial condition of suppliers and customers, and their continued access to capital;
•exposure from providing credit support for some of our customers;
•we may experience losses in excess of recorded reserves;
•our business is global and subject to changes in exchange rates between currencies, commodity price changes, regional economic conditions and trade relations;
•our ability to attract and retain key management personnel and skilled labor;
•possible work stoppages and other labor matters;
•changes in import/export regulatory regimes, imposition of tariffs, escalation of global trade conflicts and unfairly traded imports, particularly from China, could continue to negatively impact our business;
•compliance with changing laws and regulations, particularly environmental and tax laws and regulations;
•litigation, product liability claims and other liabilities;
•our compliance with the United States (“U.S.”) Foreign Corrupt Practices Act and similar worldwide anti-corruption laws;
•increased regulatory focus on privacy and data security issues and expanding laws;
•our ability to comply with an injunction and related obligations imposed by the U.S. Securities and Exchange Commission (“SEC”);
•our ability to successfully implement our strategy;
•disruption or breach in our information technology systems and storage of sensitive data; and
•other factors.

Actual events or our actual future results may differ materially from any forward-looking statement due to these and other risks, uncertainties and material factors. The forward-looking statements contained herein speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained in this press release to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Terex
Terex Corporation is a global manufacturer of materials processing machinery and aerial work platforms. We design, build and support products used in construction, maintenance, manufacturing, energy, recycling, minerals and materials management applications. Certain Terex products and solutions enable customers to reduce their environmental impact including electric and hybrid offerings that deliver quiet and emission-free performance, products that support renewable energy, and products that aid in the recovery of useful materials from various types of waste. Our products are manufactured in North America, Europe, Australia and Asia and sold worldwide. We engage with customers through all stages of the product life cycle, from initial specification and financing to parts and service support.

Contact Information
Julie Beck
Senior Vice President, Chief Financial Officer
Phone: 203-200-5979
Email: InvestorRelations@terex.com

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)
(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,

	2022	2021	2022	2021
Net sales	$1,077.1	$1,038.7	$2,079.6	$1,902.9
Cost of goods sold	(864.2)	(807.1)	(1,680.9)	(1,495.9)
Gross profit	212.9	231.6	398.7	407.0
Selling, general and administrative expenses	(109.0)	(109.1)	(220.3)	(223.0)
Income (loss) from operations	103.9	122.5	178.4	184.0
Other income (expense)
Interest income	0.4	1.6	1.0	2.3
Interest expense	(11.7)	(13.0)	(22.3)	(28.3)
Loss on early extinguishment of debt	(0.1)	(25.6)	(0.1)	(27.7)
Other income (expense) – net	(3.3)	1.2	(3.6)	3.8
Income (loss) from continuing operations before income taxes	89.2	86.7	153.4	134.1
(Provision for) benefit from income taxes	(15.1)	(14.4)	(27.0)	(22.1)
Income (loss) from continuing operations	74.1	72.3	126.4	112.0
Gain (loss) on disposition of discontinued operations- net of tax	—	1.6	(0.4)	2.0
Net income (loss)	$74.1	$73.9	$126.0	$114.0
Basic earnings (loss) per Share:
Income (loss) from continuing operations	$1.08	$1.04	$1.82	$1.61
Gain (loss) on disposition of discontinued operations – net of tax	—	0.02	—	0.03
Net income (loss)	$1.08	$1.06	$1.82	$1.64
Diluted earnings (loss) per Share:
Income (loss) from continuing operations	$1.07	$1.02	$1.80	$1.58
Gain (loss) on disposition of discontinued operations – net of tax	—	0.02	—	0.03
Net income (loss)	$1.07	$1.04	$1.80	$1.61
Weighted average number of shares outstanding in per share calculation
Basic	68.9	69.8	69.3	69.7
Diluted	69.3	70.9	70.1	70.9

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(unaudited)
(in millions, except par value)

	June 30, 2022	December 31, 2021

Assets
Current assets
Cash and cash equivalents	$253.3	$266.9
Other current assets	1,655.9	1,500.9
Total current assets	1,909.2	1,767.8
Non-current assets
Property, plant and equipment – net	441.8	429.6
Other non-current assets	642.7	666.1
Total non-current assets	1,084.5	1,095.7
Total assets	$2,993.7	$2,863.5

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$2.1	$5.6
Other current liabilities	952.9	904.3
Total current liabilities	955.0	909.9
Non-current liabilities
Long-term debt, less current portion	826.1	668.5
Other non-current liabilities	163.7	175.5
Total non-current liabilities	989.8	844.0
Total liabilities	1,944.8	1,753.9

Total stockholders’ equity	1,048.9	1,109.6
Total liabilities and stockholders’ equity	$2,993.7	$2,863.5

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited)
(in millions)

	Six Months Ended June 30,
	2022	2021
Operating Activities
Net income (loss)	$126.0	$114.0
Depreciation and amortization	23.5	25.3
Changes in operating assets and liabilities and non-cash charges	(130.2)	129.9
Net cash provided by (used in) operating activities	19.3	269.2
Investing Activities
Capital expenditures	(47.0)	(23.9)
Other investing activities, net	(7.8)	(24.7)
Net cash provided by (used in) investing activities	(54.8)	(48.6)
Financing Activities
Net cash provided by (used in) financing activities	38.0	(337.7)
Effect of exchange rate changes on cash and cash equivalents	(16.1)	(5.5)
Net increase (decrease) in cash and cash equivalents	(13.6)	(122.6)
Cash and cash equivalents at beginning of period	266.9	670.1
Cash and cash equivalents at end of period	$253.3	$547.5

TEREX CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS DISCLOSURE
(unaudited)
(in millions)

	Q2				Year to Date
	2022		2021		2022		2021
		% of		% of		% of		% of
		Net Sales		Net Sales		Net Sales		Net Sales
Consolidated
Net sales	$1,077.1		$1,038.7		$2,079.6		$1,902.9
Income from operations	$103.9	9.6%	$122.5	11.8%	$178.4	8.6%	$184.0	9.7%

MP
Net sales	$480.7		$440.8		$933.4		$819.0
Income from operations	$79.5	16.5%	$72.1	16.4%	$144.0	15.4%	$121.2	14.8%

AWP
Net sales	$597.7		$595.2		$1,149.2		$1,071.9
Income from operations	$46.2	7.7%	$65.2	11.0%	$78.7	6.8%	$91.8	8.6%

Corp and Other / Eliminations
Net sales	$(1.3)		$2.7		$(3.0)		$12.0
Loss from operations	$(21.8)	*	$(14.8)	*	$(44.3)	*	$(29.0)	*
* Not a meaningful percentage

GLOSSARY

In an effort to provide investors with additional information regarding the Company’s results, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures which management believes provides useful information to investors. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Terex uses both GAAP and non-GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in millions of U.S. dollars (except share data and percentages), and are as of or for the period ended June 30, 2022, unless otherwise indicated.

2022 Outlook
The Company's 2022 outlook for earnings per share is a non-GAAP financial measure because it excludes the impact of potential future acquisitions, divestitures, restructuring, and other unusual items. The Company is not able to reconcile this forward-looking non-GAAP financial measure to its most directly comparable forward-looking GAAP financial measures without unreasonable efforts because the Company is unable to predict with a reasonable degree of certainty the exact timing and impact of such items. The unavailable information could have a significant impact on the Company's full-year 2022 GAAP financial results. This forward looking information provides guidance to investors about the Company's EPS expectations excluding unusual items that the Company does not believe is reflective of its ongoing operations.

Free Cash Flow
The Company calculates a non-GAAP measure of free cash flow. The Company defines free cash flow as Net cash provided by (used in) operating activities less Capital expenditures, net of proceeds from sale of capital assets. The Company believes that this measure of free cash flow provides management and investors further useful information on cash generation or use in our primary operations. The following table reconciles Net cash provided by (used in) operating activities to free cash flow (in millions):

	Three Months Ended June 30, 2022	Six Months Ended June 30, 2022
Net cash provided by (used in) operating activities	$71.0	$19.3
Capital expenditures, net of proceeds from sale of capital assets	(26.8)	(46.9)
Free cash flow (use)	$44.2	$(27.6)